PROPERTY OPTION AGREEMENT

THIS AGREEMENT made and entered into as of the 14th day of July, 2006

BETWEEN: James Sorrell, an individual having a mailing address at P.O. Box 4566, Fort Smith, Arkansas,72914

        (Herein called the "Optionor")

                                                               OF THE FIRST PART

AND: American Goldrush Corp., a company having an office at 708-1155 West Pender Street, Vancouver, B.C., V6E 2P4


        (Herein called the "Optionee")

                                                              OF THE SECOND PART

WHEREAS the Optionor has represented that he is the sole recorded and beneficial owner of the 39 unpatented Federal mining claims located in the Oro Blanco Mining District of Santa Cruz County, Arizona covering approximately 640 acres (the "Property) described in Schedule "A" attached hereto;

AND WHEREAS the Optionor now wishes to grant to the Optionee the exclusive right and option to acquire an undivided 100% right, title and interest in the Property on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar ($1.00) of lawful money of United States currency now paid by the Optionee to the Optionor (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

1.       DEFINITIONS

 The following words, phrases and expressions shall have the following meanings:

         (a) "After Acquired Properties" means any and all mineral interests staked, located, granted or acquired by or on behalf of either of the parties hereto during the currency of this Agreement which are located, in the whole or in part, within the Area of Interest;

         (b) "Area of Interest" shall be any mining lands wholly or partly located within five miles of the Property, as the Property boundary exists as at the date of this Agreement;

         (c) "Expenditures" includes all direct or indirect expenses [net of government incentives and not including payments to the Optionor pursuant to section 4, paragraphs (a), (b)(ii), (c)(ii), (d)(ii),
         (e)(i), (f)(i), and (g)(i) hereof] of or incidental to Mining Operations. An Affidavit of Expenditures from the Controller or other financial officer of the Optionee, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures; the parties hereto agree that Property payments and Property expenditures are separate payments as outlined in paragraph 4;

         (d) "Facilities" means all mines and plants, including without limitation, all pits, shafts, adits, haulageways, raises and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Property and relating to the operator of the Property as a mine or outside the Property if for the exclusive benefit of the Property only;

         (e) "Force Majeure" means an event beyond the reasonable control of the Optionee that prevents or delays it from conducting the activities contemplated by this Agreement other than the making of payments referred to in Section 4 herein. Such events shall include but not be limited to acts of God, war, insurrection, action of governmental agencies reflecting an instability in government procedures, or delay in permitting unacceptable to both Optionor and Optionee;

         (f) "Mineral Products" means the commercial end products derived from operating the Property as a mine:

         (g) "Mining Operations" includes:

                  (i) Every kind of work done on or with respect to the Property by or under the direction of the Optionee during the Option Period or pursuant to an approved Work Program; and

                  (ii) Without limiting the generality of the foregoing, including all work capable of receiving assessment credits pursuant to the laws, rules, and regulations of the state of Arizona and the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling concentration, beneficiation or ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation, restoration and permitting activities;


         (h) "Net Smelter Royalty" means that Net Smelter Royalty as defined in Schedule "B" attached hereto ("NSR");

         (i) "Option" means the option granted by the Optionor to the Optionee to acquire, subject to the NSR reserved to the Optionor, an undivided 100% right, title and interest in and to the Property as more particularly set forth in Section 4;

         (j) "Option Period" means the period from the date hereof to the date at which the Optionee has performed its obligations to acquire its 100% interest in the Property as set out in Section 4 hereof;

         (k) "Property" means the Arizona state land described in Schedule "A";

         (l) "Work Program" means a program of work reasonably acceptable to both parties in respect of a particular Property, contained in a written document setting out in reasonable detail;

                  (i) An outline of the Mining Operations proposed to be undertaken and conducted on the Property, specifically stating the period of time during which the work contemplated by the proposed program is to be done and performed

                  (ii) The estimated cost of such Mining Operations including a proposed budget providing for estimated monthly cash requirements in advance and giving reasonable details; and

                  (iii) The identity and credentials of the person or persons undertaking the Mining Operations so proposed if not the Optionor, then a person reasonably acceptable to both parties hereto.

2.       HEADINGS

                  Any heading, caption or index hereto shall not be used in any way in construing or interpreting any provision hereof.

3.       SINGULAR, PLURAL

         Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

4.       OPTION

                  The Optionor hereby grants to the Optionee the sole and exclusive right and option (the "Option") to earn a 100% interest in the Property exercisable as follows:

(a) The Optionee paying the sum of USD $35,000 to the Optionor by way of cash;

(b) On or before May 31st, 2007

                  (i) The Optionee incurring Expenditures of USD $75,000 on the Property;

                  (ii) The Optionee paying USD $50,000 to the Optionor;

(c) On or before May 31st, 2008

                  (i) Optionee incurring Expenditures of USD $300,000 on the Property in addition to the expenditures referred to in clause (b)(i);

                  (ii) The Optionee paying USD $100,000 to the Optionor;

(d) On or before May 31st, 2009

                  (i) The Optionee incurring Expenditures of USD $300,000 on the Property in addition to the expenditures referred to in clauses (b)(i) and (c)(i) hereof; and

                  (ii)     The Optionee paying USD $125,000 to the Optionor;

(e) On or before May 31st, 2010

(i) The Optionee paying USD $150,000 to the Optionor; and

(f) On or before May 31st, 2011

                  (i) The Optionee paying USD $200,000 to the Optionor; and

(g) On or before May 31st, 2012

                  (i) The Optionee paying USD $200,000 to the Optionor.

Following which the Optionee shall be deemed to have exercised the Option (the "Exercise Date") and shall be entitled to an undivided 100% right, title and interest in and to the Property with the full right and authority to equip the Property for production and operate the Property as a mine subject to the rights of the Optionor to receive the NSR.

The Optionee has the one time right exercisable for 90 days following completion of a bankable feasibility study to buy the Optionor's NSR for USD $500,000 per 1% increment (i.e. an amount equal to USD $1,000,000 for the Optionor's entire 2% NSR interest). The Optionee may purchase either none, one-half, or all of the Optionor's 2% NSR interest. The right to purchase the said NSR interest shall be exercised by the Optionee providing the Optionor with notice of the purchase accompanied by payment in the amount of USD $500,000 per each 1% purchased.

The Optionor and Optionee understand and confirm that all Expenditures incurred in a particular period, including any excess in the amount of Expenditures required to be incurred to maintain the Option during such period, shall be carried over and included in the aggregate amount of Expenditures for the subsequent period.

Notwithstanding paragraphs (b)(i), (c)(i), and (d)(i) if the Optionee has not incurred the requisite Expenditures to maintain its option in good standing prior to May 31st of any given year, the Optionee may pay to the Optionor within 60 days following the expiry of such period, the amount of the deficiency and such amount shall thereupon be deemed to have been Expenditures incurred by the Optionee during such period.

(f) The Optionor agrees that the Optionee can engage anyone of its choosing as the primary contractor for all exploration activities undertaken on the Property;

(g) Company assumes future carrying costs (annual claim filing fees) of the property estimated at USD $4,900 per year thereafter. This figure applies to the property at its current size. Any fees paid to the government for recording assessment work shall not constitute exploration expenditures.

(h)      All figures are United States Funds.

(i) The doing of any act or the incurrence of any cash payments by the Optionee shall not obligate the Optionee to do any further acts or make any further payments

5.       TRANSFER OF TITLE

         Upon Optionee's completion of all requirements to earn a 100 percent interest in the Property, the Optionor will deliver or cause to be delivered to the Optionee's solicitors a duly executed transfer of Property in favor of the Optionee (the "Optionee Transfer"). The Optionee shall be entitled to record the Optionee transfer with the appropriate government offices to effect transfer of legal title of the Property into its own name upon the full and complete exercise of the Option by the Optionee. In the event the Optionee Transfer is recorded, the Optionor shall be entitled to record notice of its NSR interest.

6.       MINING OPERATIONS DURING OPTION

         The Optionee has the exclusive right to determine what Expenditures and Mining Operations it will perform and when they will be performed. Upon the completion of any technical reports, copies of all reports along with copies of all available data relating to exploration activities undertaken by the Opionee shall be provided to the Optionor on a timely basis.

         During the currency of this Agreement, the Optionee, its servants, agents and workmen and any persons duly authorized by the Optionee, shall have the right of access to and from and to enter upon and take possession of and prospect, explore and develop the Property in such manner as the Optionee in its sole discretion may deem advisable and shall have the right to remove and ship therefrom ores, minerals, metals, or other products recovered in any manner therefrom.

7.       ASSIGNMENT

         During the Option Term, both parties shall have the right to sell, transfer, assign, mortgage, or pledge its interest in this Agreement or its right or interest in the Property. It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor. In the event the Optionee completes all obligations to acquire a 100% interest in the Property the Optionor will have the right to transfer, assign or sell the NSR on the open market.


8.       TERMINATION

         This Agreement shall forthwith terminate in circumstances where:

         (a) The Optionee shall fail to comply with any of its obligations hereunder, subject to Force Majeure, and within 30 days of receipt by the Optionee of written notice from the Optionor of such default, the Optionee has not:

                           (i) Cured such default, or commenced proceedings to cure such default and prosecuted same to completion without undue delay; or

                           (ii) Given the Optionor notice that it denies that such default has occurred.

In the event that the Optionee gives notice that it denies that a default has occurred, the Optionee shall not be deemed to be in default until the matter shall have been determined finally through such means of dispute resolution as such matter has been subjected to by either party; or

         (b) The Optionee gives 30 days written notice of termination to the Optionor, which it shall be at liberty to do at any time after the execution of this Agreement with the exception that the Optionee shall not terminate the agreement within 90 days prior to August 31 of any given year. If and when the Optionee elects to terminate this Agreement, or terminate one of the projects comprising the Property, at such time the Property or the specific project will be returned to the Optionor.

Upon the termination of this Agreement under this Section 8, the Optionee shall cease to be liable to the Optionor in debt, damages, annual rental fees, or otherwise. Upon termination of this Agreement under this Section 8, the Optionee shall vacate the Property within a reasonable time after such termination, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures. Upon termination of this Agreement, the Optionee shall ensure that copies of all data, results and reports are provided to the Optionor.

9.       REPRESENTATIONS, OPTIONIES, AND COVENANTS OF THE OPTIONOR

         The Optionor represents, Options and covenants to and with the Optionee as follows:

         (a)      The Optionor is an individual residing in the United States;

         (b) The Optionor has full power and authority to carry on his business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

         (c) Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

         (d) The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

         (e)      The  Agreement   constitutes   a  legal,   valid  and  binding
                  obligation of the Optionor;

         (f) The Property is accurately described in Schedule "A", is in good standing under the laws of the jurisdiction in which it is located and is free and clear of all liens, charges and encumbrances;

         (g) The Optionor is the sole recorded and beneficial owner of the Property and has the exclusive right to enter into this Agreement and all necessary authority to transfer its interest in the Property in accordance with the terms of this Agreement;

         (h) No Person, firm or corporation has any proprietary or possessory interest in the Property other than the Optionor, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property other than the government of the state of Arizona pursuant to statute; notwithstanding any Federal or State royalties or net proceeds tax derived from mining operations.

         (i) Upon request by the Optionee, and at the sole cost of the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Property. Nothing will be withheld, hidden, or kept from the Optionee, whether the data or information is held or not by the Optionor; and

         (j) Subject to performance by the Optionee of its obligations under Section 4, during the Option Period, the Optionor will keep the Property in good standing, free and clear of all liens, charges and encumbrances, will carry out all Mining Operations on the Property in a miner-like fashion if the Optionee elects to use the mining expertise and consulting services of the Optionor, will obtain all necessary licenses and permits as shall be necessary and will file all applicable work up to the legal limits as assessment work under the laws of the state of Arizona.

10.      REPRESENTATIONS, OPTIONIES AND COVENANTS OF THE OPTIONEE

The Optionee represents, Options and covenants to and with the Optionor that:

         (a) The Optionee is a company duly organized validly existing and in good standing under the laws of Canada;

         (b) The Optionee has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

         (c) Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

         (d) The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents; and

         (e)      This  Agreement   constitutes  a  legal,   valid  and  binding
                  obligation of the Optionee.

11.      INDEMNITY AND SURVIVAL OF REPRESENTATION

         The representation and Optionies hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Optionee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, Option, covenant, agreement or condition made by them and contained in this Agreement.

         The Optionor agrees to indemnify and save harmless the Optionee from any liability to which it may be subject arising from any Mining Operations carried out by the Optionor or at its direction on the Property. The Optionee agrees to indemnify and save harmless the Optionor from any liability to which it may be subject arising from any Mining Operations carried out by the Optionee or at its direction on the Property.

         The Optionor agrees to indemnify and save harmless the Optionee from any liability arising form any and every kind of work done on or with respect to the Property prior to the signing of this Agreement (the "Prior Operations"). Without limiting the generality of the foregoing, Prior Operations includes all work capable of receiving assessment credits pursuant to the state of Arizona and the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, mining work, milling, concentration, beneficiation of ores and concentrates, as well as the separation and extraction of Mineral Products and all reclamation, restoration and permitting activities.

12.      CONFIDENTIALITY

         The parties hereto agree to hold in confidence all information obtained in confidence in respect of the Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation, in which case such disclosure shall only be made after consultation with the other party.

13.      NOTICE

         All notices, consents, demands and requests (in this Section 13 called the "Communication") required or permitted to be given under this Agreement shall be in writing and may be delivered personally sent by telegram, by telex or telecopier or other electronic means or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by telegram, telex or telecopier or other electronic means including email shall be deemed to have been given and received on the second business day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute which might effect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered. For purposes of this agreement and as a definition of address the Optionor's email shall be defined as margarita729@yahoo.com. The Optionee's email shall be defined as scottpraill@shaw.ca and the Optionee's telecopier number is 604-844-7840. Notice will be provided to each party should their respective email address change.

14.      FURTHER ASSURANCES

         Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement

15.      ENTIRE AGREEMENT

         The parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein

16.      PROPER LAW AND ARBITRATION

This Agreement will be governed by and construed in accordance with the laws of the Arizona and the United States. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of Arizona. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by a sole arbitrator by arbitration under the rules of Arizona.

17.      ENUREMENT

         This Agreement will ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

18.      AFTER ACQUIRED PROPERTIES

         (i) Any and all rights, titles, interests and estates acquired by either party within five miles from the existing perimeter of the Property boundaries during the term of this Agreement shall become part of the Property subject to this Agreement, and all lands within any such rights, titles, interests and estates shall become part of the Property subject to this Agreement, without any additional consideration, as if such rights, titles, interests and estates were originally subject hereto, except that no such right, title, interest or estate shall cause the Area of Interest to be expanded. The acquiring party shall notify the other party of such acquisition within 10 days after such acquisition. The other party shall then have 60 days after delivery of such notice in which to notify the acquiring party that the other party, in its sole discretion, elects not to have such right, title, interest or estate become subject to this Agreement. Any costs incurred by the Optionor in staking, locating, recording or otherwise acquiring any "After Acquired Properties" will be deemed to be Mining Operations for which the Optionor will be entitled to reimbursements as part of the Expenditures payable by the Optionee hereunder.

         (ii) Any additional claims agreed by the Optionee to be staked by the Optionor within five miles from the existing perimeter of the Property boundaries shall form party of this Agreement. The Optionee will reimburse the Optionor for the costs of staking the additional claims, unless the Optionee does not elect to have the additional claims subject to this Agreement.

19.      DEFAULT

         Notwithstanding anything in this Agreement to the contrary if any party (a "Defaulting Party") is in default of any requirement herein set forth the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default including, without limiting, termination of this Agreement.

20.      PAYMENT

         All references to monies herein shall be in United States currency unless otherwise specified. The Optionee shall make payments for the Expenditures incurred by the Optionor no later than 15 days after the receipt of invoices delivered by the Optionee to do any acts or make any payments hereunder, and any act or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments.

21.      SUPERSEDES PREVIOUS AGREEMENTS

         This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the 14th day of July, 2006


James Sorrell



Per:____/s/_______________________
         James Sorrell



American Goldrush Corp.




Per:_____/s/______________________
         Andrew Gourlay, President

SCHEDULE "A"

LIST OF MARGARITA GOLD PROPERTY UNPATENTED CLAIMS

MARGARITA GOLD PROPERTY CLAIMS, ORO BLANCO MINING DISTRICT, SANTA CRUZ COUNTY, ARIZONA,

CLAIM NAME                                  BLM SERIAL NUMBER

ORO 1                                       348014
ORO 2                                       348015
ORO 3                                       348016
ORO 4                                       348017
ORO 5                                       348018
ORO 6                                       348019
ORO 7                                       348020
ORO 8                                       348021
ORO 9                                       348022
ORO 10                                      348023
ORO 11                                      348329
ORO 12                                      348330
ORO 13                                      348331
ORO 14                                      348332
ORO 15                                      348333
ORO 16                                      348334
ORO 17                                      356140
ORO 18                                      356141
ORO 19                                      356142
ORO 20                                      356143
ORO 21                                      356144
ORO 22                                      356145
ORO 23                                      356146
ORO 24                                      356147
ORO 25                                      356148
ORO 26                                      356149
ORO 27                                      356150
ORO 28                                      356151
ORO 29                                      356152
ORO 30                                      356153
ORO 31                                      356154
ORO 32                                      356155
ORO 33                                      356156
ORO 34                                      356157
ORO 35                                      356158
ORO 36                                      356159
ORO 37                                      356160
ORO 38                                      356161
ORO 39                                      356162

SCHEDULE "B"

"Net Smelter Return" shall mean the aggregate proceeds received by the Optionee from time to time from any smelter or other purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(a)      The cost of transportation of the ores, concentrates or metals from the
         Property  to  such  smelter  or  other  purchaser,   including  related
         insurance;
(b)      Smelting and refining charges including penalties; and

The Optionee shall reserve and pay to the Optionor a NSR equal to two (2%) percent of Net Smelter Return.

Payment of NSR payable to the Optionor hereunder shall be made quarterly within thirty (30) days after the end of each calendar quarter during which the Optionee receives Net Smelter Returns in USD dollars or in kind bullion at the discretion of the Optionor. Within (60) days after the end of each calendar quarter for which the NSR for such year shall be audited by the Optionee and any adjustments in the payments of NSR to the Optionor shall be made forthwith after completion of the audit. All payments of NSR to the Optionor for a calendar year shall be deemed final and in full satisfaction of all obligations of the Optionee in respect thereof, if such payments or the calculations thereof are not disputed by the Optionor of the same audited statement. The Optionee shall maintain accurate records relevant to the determination of the NSR and the Optionor or its authorized agent, shall be permitted the right to examine such records at all reasonable times.